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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Minnesota Corn Processors, LLC

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     On August 28, 2002, the Marshall Independent, a daily newspaper covering southwestern Minnesota, published letters to the editor from Jerry Jacoby, Chairman of the Board of Directors of Minnesota Corn Processors, LLC, and David J. Scheibel, a member of the Board of Minnesota Corn Processors. The letters were written in response to an article published in the Independent on Tuesday, August 27, 2002 concerning the merger of Minnesota Corn Processors with and into a subsidiary of Archer-Daniels-Midland Company, and the opinions of certain dissident Directors of Minnesota Corn Processors about the merger. Both Mr. Jacoby’s letter and Mr. Scheibel’s letter are filed herewith.

     The statement in Mr. Jacoby’s letter to the effect that “Our combined debt and members’ equity on July 31, 1997, prior to the ADM offer, was approximately $195.2 million or $204.8 million less than Mr. Finstrom remembers” is hereby corrected to say “Our members’ equity on July 31, 1997, prior to the ADM offer, was approximately $195.2 million, or $204.8 million less than Mr. Finstrom remembers.”

     Minnesota Corn Processors did not review Mr. Scheibel’s letter before he submitted it to the Independent, and does not take responsibility for the accuracy of the information contained therein. In particular, the profit projections and related computations of potential value of the Class A units in the future set forth by Mr. Scheibel on page 2 of his letter represent Mr. Scheibel’s personal opinion only, and not the opinion of Minnesota Corn Processors’ management or its Board of Directors as a whole.

August 27, 2002

Marshall INDEPENDENT
Marshall, MN 56258

To the Editor:

In the front-page story entitled “Group Speaks Against Sale”, there are many tired, old, misleading statements. I would appreciate the opportunity to address some of these.

Mr. Jerzak begins by saying how great it is that we are grinding at capacity. This is true. However, he fails to mention that we have a loss of about $3 million for the year-to-date, through June. The object is still to make a profit and, therefore, pay a return to shareholders, not just to grind corn.

Mr. Lipetzky still says he was thrown out of a board meeting. The fact is that the board meeting was completed and adjourned. Then a meeting of the nineteen members recommending the sale was held to discuss how to pursue their positive recommendation. This is the meeting from which they were asked to leave, not a board meeting. Would Senator Wellstone ask Norm Coleman to sit in on his planning sessions?

Mr. Lipetzky also comments that if the company was for sale, the board should have been told. Then he turns around and admits that ADM approached us. In other words, the company was NOT for sale. The board members were told promptly when a target price was proposed by ADM. Negotiations began only after April 22nd, when the board instructed it to be done. The board can pursue a direction, only the shareholders can determine whether to sell the company.

Mr. Finstrom pointed out in the proxy that in 1997 MCP had $400 million of equity and $400 million of debt. He says our value was, therefore, $800 million then and ADM’s offer values MCP at only $760 million now (debt and equity combined), or a poorer offer. Here there is a major error in fact. Our combined debt and members’ equity on July 31, 1997, prior to the ADM offer, was approximately $195.2 million or $204.8 million less than Mr. Finstrom remembers. This makes his point invalid.

Mr. Kirchner stood in front of MCP’s members in Willmar and admitted that he did a disservice to them because he lacked the qualifications to be on a board discussing a $760 million transaction. He indicated to them that he did agree that the members had a right to vote on this transaction. However, as shown in the proxy, he voted against sending it to the members for a vote. He did admit that the transaction is a huge emotional issue.

Mr. Buesing talks of threats of litigation. I will repeat that the only conversation that Mr. Thompson had with the board about litigation covered the fact that if they did not vote to take a fair offer to the shareholders, they would be exposed to potential lawsuits from members for a breach of their fiduciary duty. If shareholders found out (and they would) that an offer of about three times the trading value was not brought to them, litigation would certainly follow.

Most of their arguments are emotionally driven and I respect that fact. It is a difficult decision. However, it is a fair offer that shareholders, who have continued to demand liquidity and value, have a right to decide to accept or not. MCP’s board of directors has recommended that shareholders vote “FOR” this proposal.

Sincerely,

Jerry Jacoby, Chairman
MCP Board of Directors

________________________________________________________________________

David J. Scheibel
______________________________________________________

37554 County Road 4 • Bird Island MN 55310 • (320) 365-4439 • dcscheibel@willmar.com

MCP Sale Provides
$2.50 more over 10 Years

As a Board Member of Minnesota Corn Processors (MCP) I believe that the member should make an informed decision. I also determined that by accepting the offer the member would likely have more than an additional $2.50 per share in their pocket over a 10-year period vs. retained ownership and I used an optimistic scenario for retained ownership in MCP as I evaluated the proposal. However, prior to explaining my scenario I wish to clarify misconceptions that may exist regarding the proposed MCP-ADM merger including clarifying that the board and management have acted in a prudent manner. As a board member I have a responsibility to evaluate the proposed sale and determine two issues. First, is the proposed offer a fair offer that the membership should be made aware of and given the opportunity to vote for or against the sale to ADM. Second, should the board recommend that the members vote in favor of the offer. It seams to me that if the board didn’t feel the offer was fair it should determine the offer to be unacceptable and issue a press release saying that MCP had received a final offer from ADM that it believed to be unacceptable and would not ask the members to vote on it. However, the board of directors has considerable knowledge concerning the industry and markets that MCP participates and the Board of Directors has determined that the offer is a fair offer and recommends that the membership vote in favor of the offer. Some of the considerations that the board used are as follows.

The board has constantly received internal and external information regarding the corn-wet mill industry, specifically Corn-Sweetener, Cornstarch, and the Ethanol markets. We see MCP’s current sale price for all our products on a monthly basis and also have available the historical market prices. For example, Ethanol has sold for an average net price of about $1.16 per gallon over a 13-year period. In fact, it has never sold for more than $1.40 per gallon average during any twelve-month period. In addition, the board receives industry sales volume reports for our products and comparisons to industry capacity. For example, during the period between 1995 and 1997 HFCS (High Fructose Corn Syrup) capacity expanded by 43% as MCP, ADM, Cargill, Corn Products, Cerestar, Staley, Roquette, and ProGold all added HFCS capacity in an effort to meet domestic demand and the anticipated demand in Mexico as a result of NAFTA. HFCS prices declined and have remained low in part because of a decline in domestic carbonated soft drink sales and the Mexico market failed to open-up — despite the corn refiners winning 3 World Court Cases against Mexico. From 1993 to 1997 the list price of 42 HFCS declined from $15.00 per cwt to around $8.00 and have rebounded little as reported by the USDA Economic Research Service. Internal MCP records verify similar HFCS price declines. Besides that, some of the largest users of HFCS continuously fail to honor signed sales agreements and hold the upper hand in this period of over supply by possibly eliminating MCP as a future source of HFCS if MCP doesn’t renegotiate contracts and lower prices.

Wishful thinking may lead members to think that eventually prices will rebound to previous levels, however I only ask them when was the last time was that they sold soybeans for $12.00 a bushel? When would the farmer expect to see $12.00 soybeans again given that South America now grows such a large crop? The same issue of overcapacity vs. demand that exists in soybean market now exists in the Corn-Sweetener and Ethanol market as well!!

The question the member needs to evaluate is — whether $2.90 per share is an offer that should be accepted by the membership? I believe the board took prudent action in its evaluation of the offer. I urge the shareholders to do the same. Management submitted the projection that was used in the proxy statement and the board asked for a more pessimistic and a more optimistic projection that were also reviewed. The investment bankers evaluated the proposal using four standard criteria comparing the proposed MCP sale to other industry and like-type industry sales. However, the board asked for and received an expanded analysis that included other sales of publicly traded companies that the investment bankers had not used in the comparison including the IBP — Tyson merger. The investment bankers used the expanded analysis and considered all three profitability projections when determining the fairness of the offer made by ADM.

I submit that a comparison of retaining ownership in MCP vs. accepting the offer may also be based on expected returns over a ten-year period vs. investing the proceeds elsewhere. A board member I submitted such a comparison to the board as an evaluation of the offer. Being an optimistic person I wanted to evaluate the offer in an optimistic manner towards the future of MCP and I determined that by accepting the offer the member would have $2.50 more in their pocket over a 10-year period. I evaluated the offer by starting with the 5-year profit projection that was submitted in the proxy by management. Then I increased profitability each year for years 6 to 10 by 5% per year1. Profits would then be at record levels on a per share basis for MCP since production of 55 HFCS began. Shareholders should have a problem with this optimistic scenario being used as a comparison as they have chastised MCP for being overly optimistic during the 1995 share sale. I then took the ten years of projected MCP earnings and cumulated them while adding a 5.0% yearly interest return on previous years profits. The ten-year cumulative return to the member would be $2.76 in this scenario — which includes 6 years of consecutive record profits. Indeed, a very optimistic projection as this means profits would be $0.32 per share in year 5 and escalate to $0.40 in year 10 — even as MCP has never made as much as $0.30 per share since entering 55 HFCS production and accepting the ADM investment. However, the member has an option, he or she can accept the $2.90 per share and invest the proceeds over the same 10 years. Compounded at the same 5.0% rate the $2.90 becomes $4.72 at the end of 10 years. Since MCP can only distribute 80% of net profits back to the membership the $2.76 in my scenario provides for $2.21 as the maximum return to the member. The outcome is that in this optimistic scenario is that a sale of the shares provides $2.51 more in the shareholders pocket at the end of 10 years than retained ownership of MCP.

I urge every shareholder to become informed on the issue and evaluate the proposed offer based on the future returns expected. Just as world soybean production and prices have changed, so have US sweetener production and the marketplace for corn sweeteners. But maybe HFCS prices will change significantly and maybe soybeans will be $12.00 in 2 years or 5 years or 10 years!!

1 The profit projection for years 6 to 10 is not MCP’s and was used solely for comparison purposes by one board member to evaluate the proposed merger.